Exhibit 10(viii)
Bank Owned Life Insurance Plan

TOLLAND BANK

BANK OWNED LIFE INSURANCE PLAN

EFFECTIVE DECEMBER 31, 2001

     Tolland Bank purchases life insurance on certain members of management and directors as part of a program to provide benefits to those members and to offset any loss the bank may incur as a result of such member’s death. Persons selected by the Bank who consent to insurance under the program are eligible for benefits set forth in a written notice of participation and consent (attached as Exhibit A) delivered to the individual Participant. The following provisions apply to all Participants.

1. Death Beneficiary. The Participant may designate a Beneficiary to receive payments at the event of the Participant’s death. The designation shall be in writing and delivered to the Plan Administrator. The designated Beneficiary may include one or more persons, trusts or organizations. If no effective written designation is made, the Participant’s Beneficiary shall be the Participant’s spouse, if married on the date of death, and if not so married, shall be the Participant’s estate.

2. Vesting. If a Participant terminates employment with the Bank (or an affiliate thereof) before completing five full Years of Service, then the Participant’s death benefit shall be determined by multiplying the otherwise applicable benefit by the percentage set forth below. A Year of Service shall be a 12-month period of continuous service completed on each anniversary date of the Participant’s date of hire (or re-hire, as the case may be) if the Participant is still employed by the Bank on such anniversary. In the event of the death of a Participant who is currently employed with the Bank with at least one year of service, the death benefit shall be deemed to be fully vested even if the years of service are less than five years.

Years of Service	Vested Percentage
Less than 1	0
1	20%
2	40%
3	60%
4	80%
5 or more	100%

3. Forfeiture. If the Plan Administrator determines that a Participant’s involuntary or voluntary termination of employment was related to a failure of the Participant to perform satisfactorily for the Bank, or related to any action or inaction the Plan Administrator determines to be detrimental to the interests of the Bank, then the Participant shall immediately forfeit all benefits hereunder.

4. Benefits. Benefits shall be as set forth in the written notice of participation and consent provided to each Participant. Any such benefit is conditioned on and limited to not more than the net death benefit the Bank receives under the policy or policies of insurance, net of any amount carried by the Bank as an asset related to the insurance policy. Limited by this condition, Paragraphs 2 and 3 above notwithstanding, the minimum benefit will be $10,000, subject to the other conditions of the Plan.

5. Plan Administrator. The Plan Administrator shall have discretion to operate, interpret, and implement the Plan. The Plan Administrator shall be the Employee Benefits Committee of the Bank (or such other standing committee as may be determined by the Board of Directors). The Plan Administrator’s decisions and determinations (including determinations of the meaning and reference of terms used in this Plan) shall be conclusive upon all persons. The Human Resources Director (or other officer as may be determined by the Plan Administrator) shall act as Plan Coordinator for operating the plan.

     6. Alienation of Benefits. Benefits are not subject to alienation, anticipation or assignment by a Participant or Beneficiary and are not subject to being attached or reached and applied by any creditor of the Participant or Beneficiary.

     7. Withholding. The Bank reserves the right to withhold from payment of benefits such amount of income, payroll, and other taxes as the Bank determines is advisable.

8. Source of Benefits. Benefits shall be paid from the general assets of the Bank and shall not be funded, by trust or otherwise. No Participant or Beneficiary shall have a right to a benefit hereunder greater than that of an unsecured general creditor of the Bank. Nothing herein shall be deemed to create a trust of any kind or to create any fiduciary relationship whatsoever.

9. Intent. This Plan is intended to be an exempt welfare plan under Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Benefits are intended to be taxable to a Participant under the Internal Revenue Code of 1986 as amended (the “Code”) when paid. This Plan shall be construed and interpreted in a manner consistent with the foregoing intentions.

10. Governing Law. This Plan shall be governed by the law of the State of Connecticut to the extent that it is not preempted by federal law.

11. Entire Agreement. This Plan, including the written notices of participation and notice sent to eligible employees, constitutes the entire agreement of the Bank with respect to the subject matter thereof and cannot be modified by any oral statement or otherwise except as provided in Section 12.

12. Amendment or Termination; Tax-Law Changes. Subject to Section 13, below, the Bank reserves the right to terminate or amend the Plan, in whole or in part, at any time (including after a Participant’s retirement or other termination of employment), by a written instrument. In addition, if the tax laws applicable to bank-owned life insurance change in a manner that the Plan Administrator determines adversely affects the Bank, then upon the effective date of such change the benefit provisions of this Plan shall be suspended automatically unless and until there is an action by the Board of Directors to reinstate such benefits in whole or in part.

13. Successors; Change of Control. This Plan shall be binding on any successor-in-interest of the Bank, and no agreement with respect to sale or transfer of substantially all of the assets of the Bank shall be effective unless the successor agrees to assume all liabilities hereunder. Moreover, after a Change of Control of the Bank (as defined below), the Plan may not be amended so as to reduce benefits with respect to any Participant without the consent of the affected Participant (which consent shall be binding on any Beneficiary of that Participant). Change of Control shall be as defined to be a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14a promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred if:

     (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing 25% or more of the combined voting power of the Bank’s then-outstanding securities;

     (2) during any period of twelve consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Bank’s shareowners, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     14. No Contract of Employment. This Plan shall not constitute an express or implied contract of employment between the Bank and any Participant.

15. Receipts and Release. Any payment to any Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Bank (and any affiliate thereof) and the Plan Administrator may require such Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Beneficiary is determined by the Plan Administrator to be incompetent by reason of age or physical or mental disability to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit upon execution of such a receipt and release, but without responsibility on the part of the Plan Administrator or the Bank to follow the application of such funds.

     16. Claims and Review. All inquiries and claims respecting the Plan shall be in writing and shall be directed to the Plan Administrator at such address as may be specified from time to time.

     (a) Claims. In the case of a claim respecting a benefit under the Plan, a written determination allowing or denying the claim shall be furnished by the Plan Administrator to the claimant promptly upon receipt of the claim. A denial or partial denial of a claim shall be dated and signed by the Plan Administrator and shall clearly set forth: (1) the specific reason or reasons for the denial; (2) specific reference to pertinent Plan provisions on which the denial is based; (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (4) an explanation of the review procedure set forth below.

     If no written determination is furnished to the claimant within thirty (30) days after receipt of the claim, then the claim shall be deemed denied and the thirtieth (30th) day after such receipt shall be the determination date.

     (b) Review. A claimant may obtain review of an adverse determination by filing a written notice of appeal with the Plan Administrator within sixty (60) days after the determination date or, if later, within sixty (60) days after the receipt of a written notice denying the claim. Thereupon the Personnel Committee of the Bank (or such other standing committee as may be determined by the Board of Directors) (the “Committee”) shall appoint one or more persons who shall conduct a full and fair review, which shall include the right: (1) to be represented by a spokesman; (2) to present a written statement of facts and of the claimant’s interpretation of any pertinent document, statute or regulation; and (3) to receive a prompt written decision clearly setting forth findings of fact and the specific reasons for the decision written in a manner calculated to be understood by the claimant and containing specific references to pertinent Plan provisions on which the decision is based. A decision shall be rendered no more than sixty (60) days after the request for review, except that such period may be extended for an additional sixty (60) days if the person or persons reviewing the claim determine that special circumstances, including the advisability of a hearing, require such extension. The Committee may appoint itself, one or more of its members, or any other person or persons whether or not connected with the Bank to review a claim.

EXHIBIT A1

TOLLAND BANK

BANK OWNED LIFE INSURANCE PLAN

NOTICE OF PARTICIPATION AND CONSENT

FOR DIRECTOR AND SENIOR OFFICER PARTICIPANTS

This notice provides a description of the benefit program which is a component of the Bank Owned Life Insurance (“BOLI”) Plan and establishes written consent to participate. This notice is an Exhibit to the Plan.

     Under the BOLI program, the Bank will purchase life insurance contracts on the lives of selected employees and directors. This is a voluntary program, intended to provide a benefit to participants and the Bank. Under this BOLI program, the bank will purchase life insurance policies on the eligible employees, and will receive future earnings credits on the premiums that it pays. The Bank will receive life insurance proceeds at the time of the participant’s death and out of the net amount of these proceeds make payments to beneficiaries as described below. Throughout the life of the policies, the Bank will pay all premiums and will be the sole owner and beneficiary of the policies. The policies will continue in force even after participants leave the Bank.

     The program is expected to provide a death benefit to participants and it allows the Bank to fund cost effectively a portion of the expense associated with its various benefit programs, including this program. Many banks have adopted BOLI programs over the last several years. This program is designed to be implemented in accordance with regulatory requirements. The BOLI program will have no impact on group life insurance through the Bank.

     Participation in the BOLI program is voluntary. There will be no impact on eligible employees who choose not to participate. To receive this additional employee benefit, participants may do so by signing this notice and consent form. No co-payment or financial obligation is required for participation. Participants also have to complete insurance applications with our insurers and a confidential questionnaire — no physicals or other medical records are normally expected to be required.

     Under the BOLI Plan, and limited to the conditions of the Plan, the Bank would pay the participant’s beneficiary the full amount of the net death benefit received by the Bank from the insurance policy, net of any amount carried by the Bank as an asset related to the insurance policy. The benefit is paid directly by the Bank and will constitute taxable income to the beneficiary. Payment is conditioned on the Bank receiving a net death benefit payment from its insurer(s). It is not a guarantee of payment.

     Also, the net death benefit available to the Bank will change as each participant ages. The amount of the net death benefit that the Bank receives and pays to the beneficiary may be higher in early years of the policy but will decline the longer particpants live. The death benefit could decline to a nominal amount in the event that the participant lives to an advanced age.

     Once made, these policies are in place until the participant’s death. To continue to offer this benefit, the Bank will need to periodically keep track of the participant’s whereabouts. Participation is subject to vesting and termination clauses, but this benefit is not otherwise specifically conditional on continued employment at Tolland Bank.

     Again, it is important to note that there is no guarantee of any payment to participants’ beneficiaries. The insurance policies are owned by the Bank and not endorsed to participants or otherwise pledged. If the Bank does not receive proceeds due to failure of the insurance company or for some other reason, there would be no proceeds to share and no payment would be made. Also, this sharing is based on current tax law, and the amount of sharing could be reduced in the unforeseen event of an adverse change to the Bank in the tax treatment of these life insurance contracts and this program. The Board also has the right to amend or terminate the Plan anytime in the future.

     This notice is an exhibit to the BOLI plan. This program provides benefits to both the Bank and the pool of participants. Participation is conditional and not effective until the final issuance of the policies by the insurers.

Consent to Participate:

Participant Name:____________________________________

Participant Signature:_________________________________

Date:______________________________________________

EXHIBIT A2

TOLLAND BANK

BANK OWNED LIFE INSURANCE PLAN

NOTICE OF PARTICIPATION AND CONSENT

FOR PARTICIPANTS OTHER THAN DIRECTORS AND SENIOR OFFICERS

This notice provides a description of the benefit program which is a component of the Bank Owned Life Insurance (“BOLI”) Plan and establishes written consent to participate. This notice is an Exhibit to the Plan.

     Under the BOLI program, the Bank will purchase life insurance contracts on the lives of selected employees and directors. This is a voluntary program, intended to provide a benefit to participants and the Bank. Under this BOLI program, the bank will purchase life insurance policies on the eligible employees, and will receive future earnings credits on the premiums that it pays. The Bank will receive life insurance proceeds at the time of the participant’s death and out of the net amount of these proceeds make payments to beneficiaries as described below. Throughout the life of the policies, the Bank will pay all premiums and will be the sole owner and beneficiary of the policies. The policies will continue in force even after participants leave the Bank.

     The program is expected to provide a death benefit to participants and it allows the Bank to fund cost effectively a portion of the expense associated with its various benefit programs, including this program. Many banks have adopted BOLI programs over the last several years. This program is designed to be implemented in accordance with regulatory requirements. The BOLI program will have no impact on group life insurance through the Bank.

     Participation in the BOLI program is voluntary. There will be no impact on eligible employees who choose not to participate. To receive this additional employee benefit, participants may do so by signing this notice and consent form. No co-payment or financial obligation is required for participation. Participants also have to complete insurance applications with our insurers and a confidential questionnaire — no physicals or other medical records are normally expected to be required.

     Under the BOLI Plan, and limited to the conditions of the Plan and to a maximum amount of $100,000, the Bank would pay the participant’s beneficiary the amount of the net death benefit received by the Bank from the insurance policy, net of any amount carried by the Bank as an asset related to the insurance policy. The benefit is paid directly by the Bank and will constitute taxable income to the beneficiary. Payment is conditioned on the Bank receiving a net death benefit payment from its insurer(s). It is not a guarantee of payment.

     Also, the net death benefit available to the Bank will change as each participant ages. The amount of the net death benefit that the Bank receives and pays to the beneficiary may be higher in early years of the policy but will decline the longer particpants live. The death benefit could decline to a nominal amount in the event that the participant lives to an advanced age.

     Once made, these policies are in place until the participant’s death. To continue to offer this benefit, the Bank will need to periodically keep track of the participant’s whereabouts. Participation is subject to vesting and termination clauses, but this benefit is not otherwise specifically conditional on continued employment at Tolland Bank. The purchase of the life insurance policies is irrevocable, once made.

     Again, it is important to note that there is no guarantee of any payment to participants’ beneficiaries. The insurance policies are owned by the Bank and not endorsed to participants or otherwise pledged. If the Bank does not receive proceeds due to failure of the insurance company or for some other reason, there would be no proceeds to share and no payment would be made. Also, this sharing is based on current tax law, and the amount of sharing could be reduced in the unforeseen event of an adverse change to the Bank in the tax treatment of these life insurance contracts and this program. The Board also has the right to amend or terminate the Plan anytime in the future.

     This notice is an exhibit to the BOLI plan. This program provides benefits to both the Bank and the pool of participants. Participation is conditional and not effective until the final issuance of the policies by the insurers.

Consent to Participate:

Participant Name:____________________________________

Participant Signature:_________________________________

Date:______________________________________________